EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT


                  PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of December 28, 1998, among SALANT CORPORATION, a Delaware corporation ("Salant"), FROST BROS. ENTERPRISES, INC., a Texas corporation ("Frost"), MAQUILADORA SUR, S.A. DE C.V., a Mexican corporation ("Maquiladora" and, collectively with Salant and Frost, the "Sellers"), and SUPREME INTERNATIONAL CORPORATION, a Florida corporation ("Buyer"). Sellers and Buyer are collectively referred to as the "Parties".

                              W I T N E S S E T H:

                  WHEREAS, Sellers and their affiliates are engaged in, among other things, the business related to the John Henry and Manhattan trademarks, including, without limitation, the manufacturing and selling of dress shirts with the John Henry and Manhattan trademarks (the "Business");

                  WHEREAS, Sellers own or hold certain assets, including land, buildings, fixed assets, equipment, inventory and other personal property, and trademarks, contracts and other intangible property used in the Business as presently conducted;

                  WHEREAS, Salant (the "Debtor-Seller") intends to file a voluntary petition for relief commencing cases (the "Chapter 11 Case") under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Code for the Southern District of New York (the "Bankruptcy Court");

                  WHEREAS, Buyer wishes to purchase, and Sellers are willing to sell, all of Sellers' right, title and interest in and to all of the assets of Sellers used primarily by Sellers in the conduct of the Business (other than Excluded Assets as defined below), and as part of such purchase and sale of such assets, Buyer is willing to assume certain obligations and liabilities of Sellers related to the Assets (as defined below) and the Business, all in the manner and subject to the terms set forth herein and, with respect to the Debtor-Seller, in accordance with sections 105, 363 and 365 of the Bankruptcy Code;

                  NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                                   SECTION 1.

                           PURCHASE AND SALE OF ASSETS

                  1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, and except as otherwise expressly provided in Sections 1.2 and 1.4 hereof, at the Closing (as defined in Section 10.1 hereof), Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in and to all property, plant, machinery, equipment, inventories, goodwill, and other

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assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, and wherever situated, owned, possessed, leased or licensed by any of Sellers or their affiliates and used primarily by any of Sellers in the conduct of the Business, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in accordance with the terms and conditions of this Agreement and any Ancillary Agreement (as defined herein) executed in connection herewith, including, without limitation, each of the assets set forth on Schedule 1.1 (collectively, the "Assets"), free and clear of all Encumbrances except Permitted Encumbrances (as hereinafter defined).

                  1.2 EXCLUDED ASSETS. The parties to this Agreement expressly understand and agree that notwithstanding anything herein or in the Ancillary Agreements to the contrary, none of the Sellers is hereunder selling, assigning, transferring or conveying to Buyer, and the Assets shall not include, any of the assets, rights and properties set forth on Schedule 1.2 (the "Excluded Assets").

                  1.3 OTHER TRANSACTIONS. In addition to the transactions contemplated above, the following acts or transactions shall also occur at or before the Closing:

                  (a) Buyer and Salant each shall execute and deliver a Distribution Services Agreement substantially in the form attached hereto as Exhibit 1.3(a);

                  (b) Buyer and Salant each shall execute and deliver a Bill of Sale and Assignment substantially in the form attached hereto as
         Exhibit 1.3(b);

                  (c) Buyer and Frost each shall execute and deliver a Trademark Assignment substantially in the form attached hereto as Exhibit 1.3(c);

                  (d) Buyer and Salant each shall execute and deliver a Trademark Assignment substantially in the form attached hereto as
         Exhibit 1.3(d);

                  (e) Maquiladora and Buyer each shall execute and deliver a Bill of Sale and Assignment substantially in the form attached hereto as Exhibit 1.3(e);

                  (f) Buyer shall execute and deliver an Assumption Agreement substantially in the form attached hereto as Exhibit 1.3(f); and

                  (g) Buyer, Salant and the escrow agent thereunder each shall execute and deliver an escrow agreement among such parties in form and substance satisfactory to each party (the "Escrow Agreement").

                  The agreements set forth in paragraphs (a) through (g) of this Section 1.3 are hereinafter referred to as the "Ancillary Agreements."

                  1.4 ASSIGNMENT OF ASSETS. (a) To the extent that any lease, contract, license, agreement, sales or purchase order, commitment, property interest, qualification or other Asset to be sold, assigned, transferred or conveyed to Buyer, or any claim, right or benefit arising thereunder or resulting therefrom (the "Interests"), cannot be sold, assigned, transferred or conveyed without the approval, consent or waiver of, or filing with, the issuer thereof or the

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other party thereto or any third person (including a government or governmental unit), or to the extent that such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance of any such Interest would constitute a breach thereof or a violation of any law, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof or an attempted sale, assignment, transfer or conveyance thereof.

                  (b) Notwithstanding anything to the contrary contained herein, no Seller is obligated to sell, assign, transfer or convey to Buyer, and Buyer is not obligated to purchase from any Seller, any of a Seller's rights and obligations in and to any of the Interests without first having the necessary approvals, filings, consents or waivers required to effect such sale, assignment, transfer or conveyance.

                  (c) To the extent that any of the approvals, consents, filings, waivers, permits, licenses, registrations or other authorizations referred to in Section 1.4(a) hereof have not been obtained by Sellers as of the Closing, Sellers shall, during the remaining term of such Interest, use all reasonable efforts, to (i) obtain the consent of any such third person (including a government or governmental unit) and (ii) cooperate with Buyer in any reasonable and lawful arrangement designed to provide the benefits of such Interest to Buyer. Without limiting the foregoing, Buyer will indemnify the Seller Indemnified Parties (as defined in Section 3.1(a)) for any and all Damages (as defined in Section 3.1(c)) in connection with such efforts of Sellers. Upon Closing, Sellers will undertake at their expense, and Buyer will cooperate, to promptly effect and record the transfer of the Intellectual Property.

                  1.5 OBTAINING PERMITS AND LICENSES. Buyer shall use all reasonable efforts to obtain as of the Closing or as soon thereafter as may be practicable all permits and licenses required by any governmental agency with respect to the Assets or the conduct of the Business as presently conducted by Sellers and all approvals, filings, consents or waivers necessary for Buyer to conduct the Business as presently conducted by Sellers, without any guaranty or liability of Sellers with respect thereto. Subject to Buyer's obligations in
Section 1.4(c), Sellers shall provide any cooperation reasonably requested by Buyer to assist Buyer in obtaining such permits and licenses. Sellers will assign, transfer and convey to Buyer at the Closing those permits and licenses which are held or used by Sellers primarily in the conduct of the Business as presently conducted and can be assigned without having to obtain the consent of any third party with respect thereto, provided that Sellers and Buyer will work together and use all reasonable efforts to obtain any third party consents necessary to the assignment or transfer of any other permits or licenses held by Sellers primarily in the conduct of the Business as presently conducted which are so assignable or transferable. Subsequent to the assignment, transfer and conveyance of each Asset on or after the date of the Closing, to the extent permitted by law, Sellers shall have the right to cancel any permits or licenses held by Sellers now applicable to such Asset to the extent not assignable or transferable to Buyer pursuant to this Section 1.5.



                                   SECTION 2.

                                  CONSIDERATION

                  2.1 PURCHASE PRICE. Buyer shall pay Sellers for the Assets as follows:

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                  (a) Buyer shall provide Salant with a good faith deposit (the
         "Deposit") of $1 million that will be held in accordance with the Escrow Agreement;

                  (b) Buyer shall pay Salant an amount equal to the Net Book Value (as defined below) of the Inventory; and

                  (c) Buyer shall pay Salant $17 million, LESS the amount of the Deposit, for all Assets other than the Inventory.

                  All payments made to a Seller pursuant to this Section 2.1 (all such payments, collectively, the "Purchase Price") shall be made by wire transfer of immediately available funds to an account designated in writing by Salant. Payments made to Salant pursuant to Section 2.1(a) shall be made simultaneously upon the execution of this Agreement. All payments made to Salant pursuant to Sections 2.1(b) and (c) shall be made at Closing. All payments to Salant pursuant to Section 2.1(b) shall be made in accordance with Section 2.2.


                  2.2 INVENTORY. (a) Ten (10) business days prior to the Closing Date, Salant shall deliver to Buyer its good faith estimate of the Net Book Value of the Inventory as of the close of business on the Closing Date. Buyer shall pay Salant at Closing 85% of such estimated Net Book Value of the Inventory. The balance of such estimate shall be deposited in escrow (the "Inventory Escrow") by Buyer in accordance with the Escrow Agreement. For purposes hereof, "Net Book Value" shall mean:


                    (i) with respect to those dress shirts with the brands JOHN HENRY and MANHATTAN that have all brand labels attached and are packaged ready for sale that are held for sale in the ordinary course of business ("Finished Goods") and are less than 6 months old and are part of a program currently sold ("Current Merchandise"), and with respect to those items of tangible personal property that are in the process of production (work-in-process) for sale as Current Merchandise, (x) for JOHN HENRY shirts (including, without limitation, those not sold to Sears, Roebuck & Co.), 70% of the last selling price of such Current Merchandise to Sears, Roebuck & Co. (as maintained on Sellers' books and records), (y) for MANHATTAN shirts sold to Kmart Corporation or Wal-Mart Corporation, 80% of the last selling price of such inventory to Kmart Corporation or Wal-Mart Corporation (as maintained on Seller's books and records), as the case may be, and (z) for MANHATTAN shirts not sold to Kmart Corporation or Wal-Mart Corporation, 80% of the last selling price of such inventory to Wal-Mart Corporation (as maintained on Seller's books and records);

                (ii) with respect to Finished Goods not included in Current Merchandise ("Non-Current Merchandise"), (x) with respect to Non-Current Merchandise in inventory for less than one year, 50% of the last selling price of such Non-Current Merchandise (as maintained on Sellers' books and records), and (y) with respect to Non-Current Merchandise in inventory for one year or more, an amount to be negotiated in good faith by the Parties;

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                (iii)    with respect to raw materials used for any Current
                         Merchandise, 80% of the actual cost of such materials (as maintained on the Sellers' books and records);

                (iv) with respect to all other raw materials, 50% of the actual cost of such materials (as maintained on the Sellers' books and records);

                (v) with respect to all trim, including, without limitation, packing, labels, buttons, zippers, and hang tags (collectively, "Trim") used in connection with any Current Merchandise, 80% of the actual cost of such Trim (as maintained on the Sellers' books and records), and

                (vi)     with respect to all other Trim, $0.

                  (b) As soon as practicable following the Closing Date and in any event within 60 calendar days thereof, Salant shall prepare and deliver to Buyer a Statement of Net Book Value of the Inventory as of the close of business on the Closing Date (including the notes thereto, the "Closing Date Statement"), together with the workpapers used in the preparation thereof. There shall be attached to the Closing Date Statement an annex setting forth in reasonable detail the computation of the Net Book Value of the Inventory.

                  (c) The Closing Date Statement shall be based upon a full physical count of the Inventory as of the close of business on the date immediately preceding the Closing Date which shall be conducted by Seller and observed and participated in by Buyer and its representatives (the "Count"). Buyer and Sellers shall share equally the cost of the Count.

                  (d) Unless Buyer delivers written notice to Salant on or prior to the 45th day following Buyer's receipt of the Closing Date Statement and the workpapers used in the preparation thereof of Buyer's objection to any matters related to the Count or the amount set forth in the Closing Date Statement, specifying in reasonable detail all disputed amounts and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Closing Date Statement. If Buyer so notifies Salant, Salant and Buyer shall have 10 business days thereafter to resolve their differences, and each of Salant and Buyer shall make a good faith effort to resolve their differences. If any amount remains in dispute, all such amounts remaining in dispute shall be submitted for resolution to a "Big 5" accounting firm mutually agreed upon by Buyer and Salant which has not had a material relationship with either Buyer or Salant or their respective affiliates within the two years preceding the appointment (the "Arbiter"). If Buyer and Salant cannot agree on the Arbiter, they shall request the American Arbitration Association to appoint the Arbiter, and such appointment shall be binding and conclusive on the parties hereto. Within 10 business days after the Arbiter's acceptance of its appointment under this Section 2.2(d) as Arbiter, each of Salant and Buyer shall submit to the Arbiter (and each other) a single presentation setting forth its proposed resolution of the dispute and the basis therefor and the resulting computation of the Closing Date Statement and the Net Book Value of the Inventory. Within 20 business days after the Arbiter's acceptance of its appointment under this Section 2.2(d) as Arbiter, the Arbiter shall accept either Buyer's or Salant's proposed resolution of the dispute and the resulting computation of the Closing Date Statement and the Net Book Value of the Inventory, and shall notify each of Buyer and Salant of its decision in writing. Such

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decision shall be final, binding and conclusive on all parties hereto. The party whose proposed resolution is not accepted shall pay all of the Arbiter's fees and expenses with respect to its engagement under this Section 2.2(d). Each party agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter with respect to its engagement under this Section
2.2(d).

                  (e) If the Net Book Value of the Inventory as determined above exceeds the estimate thereof, the Inventory Escrow shall be delivered to Salant and Buyer shall pay Salant by wire transfer of immediately available funds an amount equal to any excess which is attributable solely to the Count identifying a greater quantity of Inventory than that which was estimated, together with interest on such amount at an annual rate equal to the reference rate from time to time of The Chase Manhattan Bank plus 1.00% from and including the Closing Date to but not including the date of payment. If the Net Book Value of the Inventory is less than the estimate thereof but greater than 85% of such estimate, the portion of the Inventory Escrow equal to any such excess shall be delivered to Salant and the balance shall be delivered to Buyer. If the Net Book Value of the Inventory is equal to 85% of such estimate, the Inventory Escrow shall be delivered to Buyer. If the Net Book Value of the Inventory is less than 85% of the estimate thereof, the Inventory Escrow shall be delivered to Buyer and Salant shall pay Buyer an amount equal to such difference between the estimate and the Net Book Value by wire transfer of immediately payable funds to an account designated in writing by Buyer, together with interest on such amount at an annual rate equal to the reference rate from time to time of The Chase Manhattan Bank plus 1.00% from and including the Closing Date to but not including the date of payment. Any amounts payable pursuant to this Article 2.2(e) in addition to the Inventory Escrow shall be made on the third business day following (i) the 45th day after the delivery to Buyer of the Closing Date Statement and the workpapers used in the preparation thereof, if there shall have been no dispute between Salant and Buyer with respect thereto, or (ii) the date mutual agreement is reached as to the Closing Date Statement, if a dispute with respect thereto is settled by the parties without resort to arbitration, or
(iii) the issuance of the Arbiter's written decision under Article 2.2(d).

                  2.3 ALLOCATION OF PURCHASE PRICE. (a) Buyer and Sellers agree that they shall allocate the Purchase Price among the Assets as of the Closing Date on Internal Revenue Service ("IRS") Form 8594, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder. Buyer shall provide Sellers with a copy of Buyer's proposed fair market value allocation (the "Allocation") as promptly as reasonably practicable. The Allocation shall be determined by the joint agreement of Buyer and Sellers based upon (i) the allocation provided for in Sections 2.1(b) and (c) and (ii) to the extent further allocation is required, the fair market value of the Assets as of the Closing Date. In the event that Buyer and Sellers are unable to agree on the Allocation within 90 days of the date on which Buyer provides Sellers with a copy of the Allocation, a third-party appraiser jointly selected by Buyer and Sellers, the cost of which shall be borne equally by Buyer, on the one hand, and Sellers on the other hand, shall resolve all items with respect to the Allocation to which there is a dispute between the parties.

                  (b) Buyer and Sellers shall timely file with the appropriate Tax authorities copies of the agreed upon IRS Form 8594 and shall use the Allocation in the preparation of all Tax Returns (as defined in Section 5.14), including any attachments thereto, and for all other Tax

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purposes. In the event any party hereto receives notice of an audit in respect of the Allocation, such party shall notify the other party in writing as to the date and subject of such audit as promptly as reasonably practicable.

                  (c) If any Tax Return filed by Buyer or a Seller relating to the transactions contemplated hereby is challenged by the Tax authority with which such Tax Return was filed on the basis of the Allocation, as finally adjusted, the party filing such Tax Return shall keep the other party generally apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party with respect thereto.

                  (d) Any adjustment to the Purchase Price or the amount of Assumed Liabilities shall result in an appropriate adjustment to the Allocation and the IRS Form 8594 described above.

                  2.4 GRANT OF LICENSE. On the Closing Date, Buyer shall grant Salant non-exclusive, non-assignable, non-sublicensable royalty-free licenses for a period of six months solely to use the name JOHN HENRY and all trademarks, service marks, trade names, trade dress and logos containing such name solely in connection with the manufacture and sale by Salant of belts, neckwear, jeans and suspenders in the United States in the ordinary course of Salant's business consistent with Salant's past practice. Salant agrees that it shall cease all use of the JOHN HENRY name after such six-month period.

                                   SECTION 3.

                    LIABILITIES, OBLIGATIONS AND INDEMNITIES

                  3.1 LIABILITIES AND INDEMNITY. (a) Buyer understands and agrees that, from and after the Closing, except for the Excluded Liabilities (as defined below), without any further responsibility or liability of, or recourse to, Sellers or any of their affiliates or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assigns (herein sometimes collectively referred to as "Seller Indemnified Parties"), Buyer shall absolutely and irrevocably assume and be solely and exclusively liable and responsible for any Liabilities (as defined below) (whenever arising) associated with the Business, including, without limitation, those set forth on Schedule 3.1(a) hereof (collectively, the "Assumed Liabilities").

                  The term "Liability" shall mean and include any direct or indirect indebtedness, liability, claim, loss, damage (excluding consequential damages, including without limitation, lost business profits), deficiency, cost of environmental investigation or remediation, obligation or responsibility, of whatever kind or nature, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, contingent or otherwise.

                  (b) Buyer shall pay each Assumed Liability (or reimburse Sellers therefor) on the later of the date on which such Assumed Liability is due or within two business days after Seller advises Buyer of the amount thereof; subject to Buyer's right to dispute such Assumed Liability with the third party to whom the Assumed Liability is owed, in good faith, by

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appropriate proceedings; PROVIDED, HOWEVER, that the grant to Buyer of such right to dispute shall not in any way affect the obligation of Buyer pursuant to this Agreement to indemnify the Seller Indemnified Parties and hold each of them harmless from and against any and all Damages incurred or suffered by any of them arising out of or relating to such Assumed Liability, including by reason of Buyer disputing such Assumed Liability.

                  (c) Notwithstanding anything to the contrary contained in
Section 3.1(a) hereof, the term "Assumed Liabilities" shall not mean or include, or be deemed to mean or include, and Sellers hereby agree, jointly and severally, to indemnify and hold harmless each of Buyer and its affiliates and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns (hereinafter sometimes collectively referred to as "Buyer Indemnified Parties") against any Excluded Liabilities (as defined below) and any liability, loss, damage (excluding consequential damages, including, without limitation, lost business profits), claim, expense and other costs incident to proceedings or investigations or the prosecution or defense of any claim (collectively, "Damages") incurred by any of them arising out of or relating to any Excluded Liability. It is understood that indemnity claims under this Section 3.1(c) may be brought by Buyer Indemnified Parties at any time and shall not be limited as to dollar amount.

                  (d) Buyer shall indemnify and hold harmless the Seller Indemnified Parties against all Assumed Liabilities and any Damages incurred by any of them arising out of or relating to any Assumed Liability. It is agreed and understood that claims under this Section 3.1(d) may be brought by Seller Indemnified Parties at any time and shall not be limited as to dollar amount.

                  (e) Buyer shall also indemnify and hold harmless the Seller Indemnified Parties against any Damages (i) which are caused by or arise out of any breach of any covenant or agreement of Buyer under this Agreement or any Ancillary Agreement or (ii) which are caused by or arise out of any breach of any representation or warranty of the Buyer hereunder which survives Closing pursuant to Section 6.5.

                  (f) Except for the Assumed Liabilities or as may be expressly agreed upon in any Ancillary Agreement, Buyer is not assuming, and is not responsible for, any Liability of any of Sellers, whether or not related to the Business or the Assets ("Excluded Liabilities"), including without limitation, the following:

                  (i) Liabilities accruing prior to the Closing to the extent that a Seller actually is reimbursed therefor under its insurance policies;

                  (ii) A Seller's payables to its affiliates which are not identified on Schedule 3.1(f)(ii) hereto arising prior to the Closing Date;

                  (iii) Liabilities under any bond, note, debenture or similar instrument or any other indebtedness for borrowed money arising prior to the Closing Date;

                  (iv)     Any cash overdrafts;

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                  (v)      Liabilities related to accounts receivable of the
                            Business arising prior to Closing.

                  (vi)     Liabilities of any Seller related to Excluded Assets;
                           and

                  (vii) Liabilities of any Seller under this Agreement or any Ancillary Agreement.

                  (g) Sellers shall also jointly and severally indemnify and hold harmless each Buyer Indemnified Party against any Damages (i) which are caused by or arise out of any breach of any covenant or agreement of any Seller hereunder or under any Ancillary Agreement or (ii) which are caused by or arise out of any breach of any representation or warranty of any Seller hereunder which survives Closing pursuant to Section 5.15. No claim for breach of a representation or warranty shall be asserted under this Section 3.1(g) after the expiration of the survival period of the relevant representation or warranty under Section 5.15. The maximum amount recoverable by Buyer Indemnified Parties for indemnification for claims for breaches of representations and warranties under this Section 3.1(g) in the aggregate shall be the Purchase Price.

                  (h) Any indemnification amounts payable to Buyer Indemnified Parties or Seller Indemnified Parties hereunder shall be paid to them by wire transfer of immediately available funds to a bank account designated by them in writing. Indemnification amounts payable by Debtor-Seller shall constitute administrative expenses of the Debtor-Seller's bankruptcy estates under sections 503(b) and 507(a)(1) of the Bankruptcy Code.

                  (i) The indemnification obligations of the Sellers and the Buyer set forth in this Section 3.1 shall constitute the sole and exclusive remedy of the Buyer and the Sellers for the recovery of any Liabilities or Damages, except for Liabilities or Damages which are caused by or arise out of the fraud of the other party.

                  3.2 INDEMNIFICATION PROCEDURE. The obligation of a party (the "Indemnifying Party") to indemnify any person or entity (the "Indemnified Party") under Section 3.1 hereof is conditioned upon receiving from the Indemnified Party written notice of the assertion or institution of a claim arising from or related to any liability set forth in Section 3.1 hereof (a "Claim") or of the occurrence of an event which the Indemnified Party reasonably believes could lead to the assertion of a Claim, specifying in reasonable detail the nature and amount of such Claim, promptly after the Indemnified Party becomes aware of such Claim or event; provided, however, that the failure of the Indemnifying Party to receive such notice on a timely basis shall relieve the Indemnifying Party of its obligation to indemnify hereunder only if and to the extent that such failure is prejudicial to its ability to defend such Claim. Subject to the terms hereof, the Indemnifying Party shall have the absolute right, in its sole discretion and at its sole expense, to elect to defend, settle or otherwise protect against any Claim with legal counsel of its own selection reasonably satisfactory to the Indemnified Party, provided, however, that no Claim (other than those arising from or related to an Excluded Liability) may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense of any Claim (other than those

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arising from or related to an Excluded Liability) through counsel of its own and the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party specifically authorized the employment of such counsel and specifically agreed to pay such counsel's fees, (ii) based on the advice of outside counsel, there is a conflict of interest between the position of the Indemnifying Party on the one hand and the Indemnified Party on the other hand, or (iii) the Indemnifying Party fails to assume the defense or fails to contest such action in good faith, in any which case, if the Indemnified Party notifies the Indemnifying Party that it elects to employ separate counsel, the Indemnifying Party will not have the right to assume the defense of such Claim on behalf of the Indemnified Party and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. The Indemnified Party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make (subject to assertion of attorney-client and other applicable privileges) its employees available or otherwise render reasonable assistance to the Indemnifying Party in connection with its defense of any Claim (other than those arising from or related to an Excluded Liability). In the event the Indemnified Party, without the prior consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), makes any settlement with respect to any Claim, the Indemnifying Party shall be discharged from all obligations under Section 3.1 hereof with respect to such Claim.


                  3.3 OTHER INDEMNIFICATION PROVISIONS. The Parties shall make appropriate adjustments for tax benefits actually realized as a result of an indemnifiable Liability and for insurance proceeds actually recovered by or on behalf of an Indemnified Party in respect of an indemnifiable Liability in determining the amount of Damages pursuant to any Claims asserted under this
Article 3.

                                   SECTION 4.

                         EMPLOYEES AND EMPLOYEE BENEFITS

                  4.1 EMPLOYMENT. Buyer shall offer employment, commencing on the Closing Date, to (i) all salaried and hourly employees employed by Maquiladora at the Valle Hermosa Dress Shirt Facility and (ii) those other employees of Salant primarily related to the Business selected by Buyer (Buyer shall give Salant written notice of its selections at least 5 days prior to the Closing Date); provided that (1) any employees that are members of the union party to the Collective Contract for Indefinite Time, dated December 20, 1996, between the Union of Maquila Industry of Valle Hermosa and Maquiladora (the "Valle Hermosa Collective Bargaining Agreement") shall be employed on such terms and conditions as required by the Valle Hermosa Collective Bargaining Agreement,
(2) any employees not covered by the Valle Hermosa Collective Bargaining Agreement shall be offered employment beginning at salaries no less than the salaries received by them on the date immediately prior to Closing, and with benefits substantially comparable in the aggregate to similarly situated employees of Buyer. Those employees to whom offers of employment are made and who commence employment as of the Closing Date and the Returned Employees (as defined below) shall be collectively referred to as the "Transferred Employees." For purposes of this Section 4.1, any person on short-term disability, vacation or leave of absence with a definite date of return shall be considered offered employment as set forth in this Section 4.1; but any person on long-term disability, layoff or on a leave of absence shall not be considered offered employment by Buyer unless they return to work within six months of the Closing Date ("Returned Employees") and, in such event, they shall be considered offered employment on the date they return to work. In addition, Buyer shall assume the employment and/or severance agreements entered into between any Seller and any of the Transferred Employees; provided, however, that Buyer shall not be obligated to assume any employment and/or severance agreement unless it is between a Seller and a Transferred Employee and it is disclosed to Buyer in writing prior to Closing; and provided, further, that at or prior to Closing the Sellers shall pay to the Transferred Employees all retention bonuses payable under such employment and severance agreements or any retention program, including, without limitation, the Management Incentive Retention Program. Schedule 4.1 contains a copy of the Management Incentive Retention Program, together with a list of any employment and severance agreements relating to Transferred Employees pursuant to which a retention bonus is payable and a complete and correct list of each Transferred Employee to whom a retention bonus may be payable and the amount of such bonus. Except as set forth on Schedule 4.1, no retention bonus is payable to any Transferred Employee.

                  4.2 WELFARE PLANS. Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this Section 4.2, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, in the case of long-term disability benefits, when the disability occurs.


                  4.3 SERVICE CREDIT. Buyer will (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare plan that such employees may be eligible to participate in after the Closing Date to the extent such preexisting conditions, exclusions and waiting periods were satisfied under a Seller's medical plan and (ii) recognize service with a Seller for purposes of eligibility and vesting (but not benefit accruals) under any employee benefit plan, program, or arrangement of the Buyer in which such employees are eligible to participate; PROVIDED, HOWEVER, that in no event shall such employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

                                   SECTION 5.

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

                  Sellers hereby jointly and severally represent and warrant to Buyer that:

                  5.1 ORGANIZATION AND CORPORATE POWER. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Seller has in all material respects all requisite power and authority to own, lease and operate the Assets owned, leased and operated by it and to conduct the Business as presently conducted by it. Each Seller has the requisite corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party.

                  5.2 DUE AUTHORIZATION; NO BREACH. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which such Seller is a party and the transactions contemplated hereby and thereby have been approved by the Board of Directors of each Seller and no further corporate action is required to be taken by any of Sellers and their affiliates in order to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Seller is a party and to transfer the Assets to Buyer. This Agreement is a valid and legally binding obligation of each Seller, enforceable against each Seller in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity), and each Ancillary Agreement and other agreement or instrument contemplated by this Agreement, when executed and delivered by any Seller in accordance with the provisions thereof, will be a valid and legally binding obligation of each Seller which is a party thereto, enforceable against each such party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). All persons who have executed this Agreement on behalf of a Seller, or who will execute on behalf of a Seller, any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Except for necessary consents, approvals and authorizations of the Bankruptcy Court and except as set forth on Schedule 5.6 hereto, neither the execution and delivery of this Agreement, any Ancillary Agreement and the other agreements and documents to be executed or delivered pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate, or conflict with, any provision of the articles of incorporation or by-laws (or other governing documents) of any Seller or any of their affiliates, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event of default which with notice or lapse of time or both would become a default) under, or result in the termination (or grant a right of termination) of, cancellation, amendment or accelerate (or grant the right to accelerate) the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease, Permit or other material instrument to which any Seller or any of their affiliates is a party or by which they or any of the Assets are bound or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to Sellers or any applicable statute, law, rule or regulation, except, in the case of clause (ii) or (iii), as would not have a material adverse effect on the Business taken as a whole (a "Material Adverse Effect").

                   5.3 REAL PROPERTY. (a) Legal descriptions of the Valle Hermosa Dress Shirt Facility (the "Real Property") have previously been delivered to Buyer.

                  (b) True and complete copies of the lease between Sr. Regulo Galvan Garcia and Maquiladora and all material amendments and modifications thereto pertaining to the Valle

Hermosa Dress Shirt Facility (the "Real Property Lease") have previously been delivered to Buyer.

                  (c) Except as set forth on Schedule 5.3(c), (i) the Real Property Lease is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of Maquiladora and, to Sellers' Knowledge (as defined below), of any other party thereto, and is legally enforceable against Maquiladora and, to Sellers' Knowledge, any other party thereto, (ii) the Real Property Lease may be assigned by Maquiladora without the consent of any other party and without resulting in an increase in rent or penalty to the tenant or an early termination, (iii) no Seller has received any written notice from the other party to the Real Property Lease of the termination thereof or alleging a default by any Seller, (iv) there is no default or event which, with notice or lapse of time or both, would constitute a material default on the part of a Seller (nor, to Sellers' Knowledge, on the part of any other party thereto) under the Real Property Lease, (v) no Seller has transferred, assigned, hypothecated, pledged or encumbered any of its rights or interest thereunder, and (vi) Maquiladora has, and immediately after the Closing, Buyer will have, good, valid and enforceable title to the leasehold estate in the Leased Real Property, free and clear of any pledges, security interests, liens, mortgages, encumbrances, equities, claims, reservations, third party rights or obligations affecting such title (including, without limitation, third party leases or subleases, easements, rights of way or other consents and use restrictions) of any nature (collectively, "Encumbrances"), except for (w) Encumbrances listed on Schedule 5.3(c) or (x) Encumbrances specified in Sections 5.5(ii) and 5.5(v), (y) Encumbrances created by, or arising as a result of the ownership of, the Assets by Buyer and (z) Encumbrances that are not material to the conduct of the Business at the Valle Hermosa Dress Shirt Facility. For the purposes of this Agreement, "Sellers' Knowledge" shall mean actual knowledge of any executive officer of Salant.


                  5.4 PERSONAL PROPERTY. (a) Except as disclosed or provided for in this Agreement or any Exhibit or Schedule 5.4 attached hereto, and except for dispositions of assets after the date hereof and prior to the Closing in accordance with the terms of this Agreement, all of the material fixtures, plants, buildings, improvements, machinery, equipment, vehicles and other tangible Assets referred to in Section 1.1, other than the Inventory, are located on the Real Property or the Andalusia Facility.

                  (b) All of the fixtures, plants, buildings, structures and improvements on the Real Property and all machinery, equipment, vehicles and other tangible personal property included in the Assets are being purchased by Buyer "AS IS, WHERE IS", except as otherwise provided in this Agreement.

                  5.5 TITLE AND CONDITION OF ASSETS; ENTIRE BUSINESS. Sellers have good and marketable title to, or hold by valid and existing lease or license, all of the Assets and will transfer same to Buyer at the Closing. Except for Encumbrances created by, or arising as a result of the ownership of the Assets by, Buyer, the Assets are free and clear of all material Encumbrances, except:

                  (i) taxes and general and special assessments not in default and payable without penalty or interest;

                  (ii) Encumbrances which, individually or in the aggregate, do not have a Material Adverse Effect;

                  (iii) Encumbrances of public record;

                  (iv) inchoate mechanic's and material men's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the ordinary course of business; and

                  (v)  Encumbrances set forth on Schedule 5.5 hereto.

                  Encumbrances referred to in paragraphs (i), (ii), (iii) or
(iv) of this Section 5.5 are collectively referred to as "Permitted
Encumbrances".

                  5.6 CONSENTS. Schedule 5.6 hereto sets forth all material actions, approvals, permits, consents or authorizations, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, required to be obtained by any of Sellers and their affiliates in order to consummate the transactions contemplated hereby, including, without limitation, (i) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"),
(ii) consents required to transfer or assign any Contracts or Permits (as defined in Section 5.8) to Buyer and (iii) necessary consents, approvals and authorizations of the Bankruptcy Court.

                  5.7 COMPLIANCE WITH LAWS. Except (i) as set forth in Schedule
5.7 hereto and (ii) as to Environmental Laws, which are covered by Section 5.9 hereof, Seller is not with respect to the conduct of the Business as presently conducted or the use of the Assets, in default under or in violation of any federal, state or local statute, law, ordinance, regulation, rule, judgment, order or decree which would have a Material Adverse Effect.

                  5.8 PERMITS AND LICENSES. Schedule 5.8 attached hereto sets forth all governmental licenses, permits, franchises and other governmental authorizations (collectively "Permits") which are issued to, held or used in relation to the Business by any Seller or for which any Seller has applied, including the dates of issuance and expiration or of application as the case may be, which are material to the Business as presently conducted by Sellers. Except as set forth on Schedule 5.8 hereto, within the past 24 months, Seller has not received any written warning, notice of violation or probable violation, notice of revocation or other written communication from or on behalf of any governmental entity, which violation would have a Material Adverse Effect.

                  5.9 ENVIRONMENTAL MATTERS. Complete copies of all environmental audits or environmental risk assessments with respect to the Real Property that are in the possession of the Sellers or any of their respective environmental consultants have been provided to the Buyer. Except for any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

                  (a) the Sellers hold and are in compliance with all applicable Environmental Permits, and the Sellers are in compliance with all applicable Environmental Laws;

                  (b) the Sellers have not received any Environmental Claim, and to the Sellers' Knowledge there is not any threatened Environmental Claim or any circumstances, conditions or events that would reasonably be expected to give rise to any Environmental Claim against the Sellers;

                  (c) to the Sellers' Knowledge, there are no (i) underground storage tanks, (ii) polychlorinated bipehnyls, (iii) asbestos or asbestos-containing materials, (iv) ureaformaldehyde insulation, (v) sumps, (vi) surface impoundments, (vii) landfills, (viii) sewers or septic systems, or (ix) Hazardous Materials present at the Real Property that would reasonably be expected to give rise to liability of the Sellers under any Environmental Laws;

                  (d) Sellers have not, to the Sellers' Knowledge, assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws;

                  (e) Buyer acknowledges that the representations and warranties contained in this Section 5.9 are the only representations and warranties being made by the Sellers herein with respect to environmental, health and safety matters and no other representation or warranty contained in this Agreement, express or implied, is being made with respect thereto; and

                  (f) for purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Claim" means any written notice, claim, demand, action, complaint, proceeding, request for information or other written communication by any person alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at the Real Property or (ii) circumstances forming the basis of any violation or alleged violation of, or liabilities under, any Environmental Law or Environmental Permit;

                  "Environmental Permits" means all permits required pursuant to Environmental Laws;

                  "Environmental Laws" means all applicable domestic and foreign federal, state and local statues, rules, regulations, ordinances, orders, decrees and common law relating to contamination, pollution or protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, and the Safe Drinking Water Act, and similar state and local laws, all as amended as of the date hereof;

                  "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

                  5.10 LABOR MATTERS. Schedule 5.10 sets forth each collective bargaining agreement or other material written agreement with a labor union or labor organization relating the employees at the Valle Hermosa Dress Shirt Facility to which any of the Sellers is a party or by which it is bound.

                  (a) To the Sellers' Knowledge, none of the Sellers is, or has been notified in writing that it will be, the subject of any proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment.

                  (b) There are no strikes or work stoppages involving the employees of the Valle Hermosa Dress Shirt Facility pending or to the Seller's Knowledge threatened which would, individually or in the aggregate, have a Material Adverse Effect.

                  (c) Each of the Sellers is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, except for violations or failures so to comply, if any, that, either individually or in the aggregate, do not have a Material Adverse Effect.

                  5.11 LITIGATION. Except as set forth on Schedule 5.11, there are no actions, suits or proceedings pending against any Seller or, to the Sellers' Knowledge, threatened or investigations pending or threatened against any Seller, at law or in equity, or before or by any governmental entity that are reasonably likely to have a Material Adverse Effect or prevent or substantially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions or orders of any governmental entity or arbitrator outstanding specifically and expressly against the Sellers having, or that in the future would have, a Material Adverse Effect.

                  5.12 INTELLECTUAL PROPERTY. Schedule 5.12(a) sets forth a true and complete list of all material Intellectual Property owned or used by any of the Sellers primarily in the conduct of the Business. Schedule 5.12(a) also sets forth all material third-party interests in, rights or licenses to use, or rights to license any other person to use any of the Intellectual Property that the Sellers have granted related to the Brands. The Intellectual Property is sufficient for the conduct of the Business related to the Brands as currently operated by Sellers, except for any insufficiencies that would not, individually or in the aggregate, have a Material Adverse Effect. The Intellectual Property is owned or licensed by the Sellers free and clear of any liens, except where the failure to so own or license or the existence of any liens would not, individually or in the aggregate, have a Material Adverse Effect. All of the Intellectual Property has been duly and validly registered or issued by or filed with the appropriate domestic or foreign governmental entity and all such registrations are in full force and effect, except for any failures to register, issue, file or be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. All payments and actions required to apply for, obtain, maintain and renew such Intellectual Property in accordance with all applicable laws and regulations of the appropriate governmental entity have been duly and promptly made and taken, except for any failures to make such payments or take such action that would not, individually or in the aggregate, have a Material Adverse Effect. All trademarks included in the Intellectual Property have been and are in substantially continuous use since their initial adoption, except for any failures of substantially continuous use that would not, individually or in the aggregate, have a Material Adverse Effect. All products or other material embodying or containing any Intellectual Property bear the proper statutory notices applicable to the particular type of intellectual property, except for any failures to bear the proper statutory notices that would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers do not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or validly claimed by another except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  5.13 CONTRACTS. With respect to the contracts listed in
Schedule 3.1(a) above, (i) no Seller is in default of any material obligation under any of such contracts (other than by reason of the commencement of the Chapter 11 Case), except for any such default that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) to Sellers' Knowledge, no other party to any of such contracts is in default of any material obligation thereunder and (iii) there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute a material default thereunder, except for the failure to obtain any necessary consents and except for any such default that would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.14 TAX MATTERS. (a) Except as set forth on Schedule 5.14, there are no Liens upon any of the Assets in respect of Taxes except for Liens for current Taxes that are not yet due and payable and all Taxes required to be withheld by Sellers with respect to the Business or its activities, properties or employees have been withheld and paid over to the appropriate Tax authority. None of the Sellers (or any predecessor of a Seller) is a party to, nor has any Seller received any notice in writing or, to Seller's Knowledge, any oral notice with respect to, any proposed or pending action by any governmental authority for assessment or collection of Taxes with respect to the Business or its activities, properties or employees, nor is any Seller a party to any dispute or, to Seller's Knowledge, threatened dispute in which action or dispute an adverse determination reasonably could be expected to result in a foreclosure of an Asset and no such claim for assessment or collection of Taxes has been made in writing or, to the Seller's Knowledge, orally upon any Seller. For purposes of this Agreement, (i) the term "Tax" or "Taxes" shall mean all United States federal, state and local and all foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, net worth, intangible, privilege, business, license, transfer, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or other similar governmental charges, together with all interest, penalties and additions to Tax imposed with respect to such amounts,
(ii) the term "Tax Returns" shall mean any return (including any consolidated combined or unitary return), declaration, estimated, installment, report, claim for refund or information return or statement relating to Taxes which is required to be filed with any governmental agency or other Tax authority, including any schedule or attachment thereto, and including any amendment thereof and (iii) the term "Tax authority" shall mean any authority having jurisdiction over Taxes.

                  (b) Neither Salant nor Frost is a "foreign person" within the meaning of section 1445 of the Code, and Sellers will furnish Buyer with an affidavit that satisfies the requirements of section 1445(b)(2) of the Code. None of the Assets sold by Maquiladora are United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

                  5.15 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Sellers contained in Sections 5.3(c), 5.5, 5.11, 5.12 and 5.13 shall survive the Closing for a period of twelve months after the Closing Date and shall thereupon expire together with any right to indemnification for breaches thereof (except to the extent a claim for indemnification for breach thereof has been made prior to the expiration of such period). The other representation and warranties contained in Section 5 shall not survive the Closing.

                  (b) EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN OTHER CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT, SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS OR THE ASSETS OR ASSUMED LIABILITIES INCLUDING WHETHER OR NOT THE BUSINESS OR THE ASSETS OR ASSUMED LIABILITIES CONTAIN OR REFLECT ANY ABNORMALLY DANGEROUS CONDITION OR DEFECT, WHETHER LATENT OR PATENT.

                                   SECTION 6.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Sellers that:

                  6.1 ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has full corporate power and authority to enter into and perform this Agreement.

                  6.2 DUE AUTHORIZATION; NO BREACH. (a) The execution and performance by Buyer of this Agreement, the Ancillary Agreements to which it is a party and each of the other agreements contemplated hereby and the transactions contemplated hereby and thereby has been approved by its Board of Directors, and no further corporate action is required to be taken by it in order to execute, deliver and perform this Agreement. Each of this Agreement and the Ancillary Agreements to which it is a party is a valid and legally binding obligation of Buyer, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Buyer in accordance with the provisions hereof, will be a valid and legally binding obligation of Buyer in each case enforceable against Buyer in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). All persons who have executed this Agreement on behalf of Buyer or who will execute on behalf of Buyer any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Except as set forth on Schedule 6.2 hereto, neither the execution and delivery of this Agreement, the Ancillary Agreements and all other agreements and documents to be executed or delivered hereunder, nor the performance and fulfillment by Buyer of all its representations, warranties, covenants and obligations hereunder, will
(i) violate, or conflict with, any provision of Buyer's certificate of incorporation or by-laws, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other material instrument to which Buyer is a party or by which it is bound, or (iii) violate, or conflict with, any order, writ, injunction, arbitration award, judgment or decree of any court, governmental body or arbitrator applicable to Buyer or any statute, law, rule or regulation, except, in the case of clause (i) or (ii), as would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder or any Ancillary Agreement to which it is a party.

                  6.3 CONSENTS. Except for those permits, consents and approvals required for the transfer of the Assets, permits of the type described in
Section 5.8, and except as set forth in Schedule 6.2 and for the expiration of the applicable waiting periods under the HSR Act and necessary consents, approvals and authorizations of the Bankruptcy Court, no action, approval, consent or authorization, including but not limited to, any action, approval, permit, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is required to be obtained by Buyer in order to consummate the transactions contemplated hereby.

                  6.4 AVAILABILITY OF FUNDS. Buyer has available and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                  6.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by Buyer contained in Section 6 shall survive the Closing for a period of twelve months after the Closing Date and shall thereupon expire together with any right to indemnification for breaches thereof (except to the extent a claim for indemnification for breach thereof has been made prior to the expiration of such period).

                                   SECTION 7.

                                    COVENANTS

                  7.1 CONDUCT OF THE BUSINESS. From the date hereof until the Closing, or termination of this Agreement in accordance with Section 9 hereof, Sellers will, subject, in the case of Debtor-Seller, to orders of the Bankruptcy Court entered sua sponte or on motion of a third party,

                  (a) operate the Business in the normal course of business; provided that Sellers may remove Excluded Assets, if any, from the Valle Hermosa Dress Shirt Facility;

                  (b) refrain from making any disposition of any Assets other than sales of Inventory in the ordinary course of business;

                  (c) use reasonable efforts to preserve the business relationships of Sellers with respect to the Business;

                  (d) refrain from (i) materially modifying or terminating any contract listed on Schedule 3.1(a) or otherwise assumed by Buyer hereunder or (ii) entering into any new contract related to the Business outside the ordinary course of business;

                  (e) refrain from granting any license or sublicense concerning the Intellecutal Property;

                  (f) not commit to do any of the foregoing.

                  7.2 ACCESS TO INFORMATION. (a) Buyer hereby acknowledges that it has completed all of its due diligence in connection with this Agreement. However, solely for the purpose facilitating the consummation of the Agreement, from the date of this Agreement to the Closing, the Sellers shall (i) give Buyer and its authorized representatives and lender banks reasonable access during business hours and with reasonable prior notice (and without unreasonably affecting the ability of the Sellers to conduct their business in the ordinary course) to all books, records, personnel, offices and other facilities and properties of the Sellers and their accountants and accountants' work papers,
(ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, (iii) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request and (iv) from time to time advise Buyer as to Sellers' purchases of Inventory related to the Business.

                  (b) All such information and access shall be subject to the provisions of the Confidentiality Agreement (as defined in Section 12.2).

                  7.3 REASONABLE BEST EFFORTS. Each Party will use all reasonable best efforts to take all action and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement on or about January 31, 1999 (without payment of money, commencement of litigation, the assumption of any material obligation or the entering of any agreement to divest or hold separate any assets).

                  7.4 ALTERNATIVE PROPOSALS. Prior to the filing of the Chapter 11 Case, Salant agrees that (a) neither it nor any of its subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction (including any tender or exchange offer) involving, or any purchase of all or any significant portion of the assets or any equity securities of, Salant or any of its subsidiaries that would prevent, delay or impede the consummation of the transactions contemplated hereby (any such proposal or offer being hereinafter referred to as an "Alternative

Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or otherwise cooperate in any way with, any person relating to an Alternative Proposal, or otherwise facilitate or encourage any effort or attempt to make or implement an Alternative Proposal; (b) upon execution and delivery of this Agreement, it will (and shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives to) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.4; and (c) it will notify Buyer immediately if any such inquiries or proposals are received or discussions are sought to be initiated or continued with it.

                  7.5 ACCESS TO FACILITIES. Buyer agrees that after the Closing, Buyer will permit Sellers and their representatives reasonable access during normal business hours and upon reasonable notice to the Valle Hermosa Dress Shirt Facility to remove (to the extent not removed prior to the Closing Date) all Excluded Assets from such facilities at the Seller's expense.

                  7.6 ANDALUSIA ASSETS. The Buyer agrees to remove the Andalusia Assets from the Andalusia Facility at its expense as promptly as practicable after the Closing Date, but in no event later than 90 days after the Closing Date. Sellers agree to cooperate with Buyer in making the Andalusia Assets ready for transfer.

                  7.7 ACCOUNTS RECEIVABLE. Buyer and Sellers agree to jointly seek to reach agreements with customers of the Business regarding chargebacks and returns received after the Closing Date with respect to sales made by Buyer in connection with the Business after the Closing Date.

                  7.8 BUYER'S KNOWLEDGE OF BUSINESS; SELLERS' REPRESENTATIONS MODIFIED by BUYER'S Knowledge. On the date of this Agreement, to the knowledge of Buyer, Sellers' representations and warranties made in this Agreement or in any Ancillary Agreement that may be entered into on or prior to the date hereof are true and correct. Buyer hereby agrees that to the extent any representation or warranty of Sellers made herein or in any such Ancillary Agreement is, to the knowledge of Buyer acquired prior to the date hereof, untrue or incorrect, (i) Buyer shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by Sellers shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer. In addition, between the date hereof and the Closing, Buyer may acquire additional knowledge concerning the matters covered by Sellers' representations and warranties. Accordingly, Buyer agrees that, if the Closing occurs, then to the extent any representation or warranty of Sellers made herein or in any Ancillary Agreement entered into at or prior to the Closing, to the knowledge of Buyer acquired from and after the date hereof and prior to the Closing, is untrue or incorrect, (x) Buyer shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy, and (y) any such representation or warranty by Sellers shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer. Any knowledge of Buyer acquired after the Closing shall have no effect by reason of this Section 7.8 on any representation or warranty of Sellers made herein or in any Ancillary Agreement.

                                   SECTION 8.

                              CONDITIONS OF CLOSING

                  8.1 MUTUAL CONDITIONS. The obligations of each Party to consummate the transactions contemplated by this Agreement are, unless waived by each Party, subject to the fulfillment on or before the Closing, of each of the following conditions:

                  (a) No statute, rule, regulation, injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement;

                  (b) The transactions contemplated by this Agreement to be completed before the Closing shall have been consummated upon the terms and subject to the conditions set forth therein;

                  (c) The Approval Order (as defined in Section 14.2(b)), in form and substance satisfactory to the Debtor-Seller and the Buyer, shall have been entered by the Bankruptcy Court, and such Approval Order shall not have been stayed, vacated or otherwise rendered ineffective by any court of competent jurisdiction; and

                  (d) All waiting periods under the HSR Act shall have expired or been terminated.

                  8.2 ADDITIONAL CONDITIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement are, unless waived by Sellers, subject to the fulfillment, on or before the Closing of each of the following additional conditions:

                  (a) Buyer and each other party thereto other than a Seller shall have executed and delivered each of the Ancillary Agreements to which it is a party; and

                  (b) Buyer shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date; provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(b) shall be deemed to have been satisfied even if the Buyer shall have failed to so perform its agreements contained in this Agreement unless the failure to so perform or comply would, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets, properties or financial condition of Buyer taken as a whole (a "Purchaser Material Adverse Effect");

                  (c) The representations and warranties of Buyer contained in this Agreement and in any Ancillary Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(c) shall be deemed to have been satisfied even if such representations or warranties are not true and correct as of the Closing Date or as of such other date, as the case may be, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have (determined without regard to materiality or Purchaser Material Adverse Effect qualifiers contained therein), individually or in the aggregate, a Purchaser Material Adverse Effect.

                  8.3 BUYER'S CONDITIONS. Subject to Section 8.4, the obligations of Buyer to consummate the transactions contemplated by this Agreement are, unless waived by Buyer, subject to the fulfillment, on or before the Closing, of each of the following additional conditions:

                  (a) Each Seller and each other party thereto other than Buyer shall have executed and delivered each of the Ancillary Agreements to which it is a party;

                  (b) The Sellers shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(b) shall be deemed to have been satisfied even if the Sellers shall have failed to so perform its agreements contained in this Agreement unless the failure to so perform or comply would, individually or in the aggregate, have a Material Adverse Effect;

                  (c) The representations and warranties of the Sellers contained in this Agreement and in any Ancillary Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(c) shall be deemed to have been satisfied even if such representations or warranties are not true and correct as of the Closing Date or as of such other date, as the case may be, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have (determined without regard to materiality or Material Adverse Effect qualifiers contained therein), individually or in the aggregate, a Material Adverse Effect;

                  (d) An Overbid Procedures Order (as defined in Section 14.1) in form and substance satisfactory to Buyer shall have been entered by the Bankruptcy Court within forty-five (45) days after the commencement of the Chapter 11 Case, and such Overbid Procedures Order shall not have been stayed, vacated or otherwise rendered ineffective by any court of competent jurisdiction;

                  (e) No Seller shall have accepted the bid of any person other than Buyer as the highest and best offer for the Assets;

                  (f) An Approval Order in form and substance satisfactory to the Buyer shall have been entered by the Bankruptcy Court ninety (90) days after the commencement of the Chapter 11 Case; and

                  (g) Consent of Sr. Regulo Galvan Garcia to the assignment of the Real Property Lease shall have been obtained.

                  8.4 SATISFACTION OF CONDITIONS. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto agree that (a) in the event that any Material Adverse Effect occurs from and after November 15, 1998 primarily as a result of changes in conditions, including economic or political developments, applicable to the apparel industry generally; or (b) the commencement of the Chapter 11 Case; or (c) the failure of Salant to make its scheduled interest payment under its 10 1/2% Senior Secured Notes due December 31, 1998; or (d) from and after the date of this Agreement any of the events described in clauses (a), (b) or (c) hereof has or is reasonably likely to have any direct or indirect adverse consequence or effect to the Sellers, the occurrence of any such event or series of events listed in (a), (b), (c) or (d) hereof, shall not, in any way, be deemed to constitute a Material Adverse Effect or to cause the failure of any of the conditions set forth in Section 8.3 to have been satisfied or to otherwise give the Buyer the right to terminate this Agreement.

                                   SECTION 9.

                              TERMINATION; SURVIVAL

                  9.1 TERMINATION BY BUYER OR SELLERS. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to or at the Closing by:

                  (a) mutual written consent of  Salant and Buyer;

                  (b) Salant or Buyer, by written notice to the other, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) Salant or Buyer, by written notice to the other, if the Closing Date shall not have occurred by April 30, 1999 (or such later date as may be agreed in writing by the parties), unless the Closing Date shall not have occurred on or before such date due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement; and provided further, that Salant may not terminate this Agreement pursuant to this Section 9.1(c) by reason of failure of the Bankruptcy Court to hold a hearing on or otherwise rule on the Approval Order prior to such date.

                  (d) Salant or Buyer, by written notice to the other party, if the other party is in breach in any material respect of any of its representations or warranties made in this Agreement, or is in violation or default in any material respect of any of its covenants or agreements in this Agreement, if such breach, violation or default is not cured within ten (10) business days after written notice; provided, however, that Buyer may not terminate this Agreement pursuant to this
         Section 9.1(d) unless Sellers' breach, violation or default would have or would reasonably be likely to have a Material Adverse Effect as provided in Sections 8.3(c) and (d).

                  (e) Salant, by written notice to the Buyer, if any Seller shall have accepted the bid of any person other than Buyer as the highest or best offer for any or all of the Assets;

                  (f) Buyer, by written notice to Salant, if (i) any Seller shall have accepted the bid of any person other than Buyer as the highest and best offer for the Assets or (ii) if the conditions contained in Section 8.3(d) or 8.3(f) shall not have been timely satisfied; or

                  (g) Buyer, by written notice to Salant, if the Debtor-Seller has not filed the Chapter 11 Case with the Bankruptcy Court prior to December 31, 1998.

                  9.2 SURVIVAL. If this Agreement is terminated pursuant to
Section 9.1 hereof, this Agreement shall become void and of no further force and effect, except for the provisions of these Sections 11.1(b), 11.2, 12.1, 12.2,
15.8 and 15.9 hereof; provided that such termination shall not relieve any party for liability for Damages resulting from its breach of this Agreement. Promptly following termination of this Agreement each party will destroy or return to the other parties all documents received from such parties in connection with the contemplated transaction, except documents which have been publicly distributed. If this Agreement is terminated pursuant to Section 9.1 (other than clause 9.1(d)) Salant shall promptly return the Deposit to Buyer. Salant shall retain the Deposit if this Agreement is terminated pursuant to Section 9.1(d). Buyer acknowledges that Salant's retention of the Deposit pursuant to the previous sentence shall in no way limit any of the Sellers' rights and remedies hereunder.

                                   SECTION 10.

                                     CLOSING

                  10.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York as soon as practicable after all the conditions to Closing set forth in Article 8 hereof shall be satisfied or duly waived, or at such other time and place as Buyer and Sellers may mutually agree.

                  10.2 SELLERS' OBLIGATIONS AND CLOSING DELIVERIES. At the Closing, Sellers shall deliver to Buyer:

                  (a) Bills of Sale and Assignments substantially in the forms attached as Exhibits 1.3(b) and (e) hereto;

                  (b) Executed copy of each document of transfer required of Sellers with respect to the permits and licenses to be assigned or transferred at Closing as described in Section 1.5 hereof;

                  (c) Such other instruments of sale, transfer, conveyance and assignment, in form and substance reasonably satisfactory to Buyer's counsel, as shall be effective to vest in Buyer good title, rights and interest to the Assets (the General Assignments and other instruments referred to in Sections 10.2(a), 10.2(b) and 10.2(c) being collectively referred to herein as the "Assignment and Assumption Instruments");

                  (d) Executed copy of each of the Ancillary Agreements;

                  (e) Written receipt executed by Sellers of payment of the Purchase Price paid at Closing; and

                  (f) Certificate of the President or any Vice President of Sellers that the conditions set forth in Section 8.3(b) and (c) have been satisfied.

                  10.3 BUYER'S OBLIGATIONS AND CLOSING DELIVERIES. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

                  (a) The Purchase Price payable at Closing;

                  (b) Executed copy of each of the Ancillary Agreements;

                  (c) Certificate of the President or any Vice President of Buyer to the effect that the conditions set forth in Section 8.2(b) and
         (c) have been satisfied.

                                   SECTION 11.

                      EXPENSES AND POST CLOSING OBLIGATIONS

                  11.1 TAXES AND OTHER CHARGES. (a) Buyer shall be responsible for and shall pay any ad valorem personal property taxes, including any interest or penalties thereon, which are attributable or are assessed with respect to the operation and ownership of the Business, such taxes, assessments, interest and penalties are included in the Assumed Liabilities.

                  (b) Regardless of whether or not the transactions contemplated hereby are consummated, each party to this Agreement shall pay all expenses incurred by it or on its behalf in connection with the preparation, authorization, execution and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, all fees and expenses of all consultants, brokers, investment bankers, agents, representatives, counsel and accountants engaged by such party; except that Buyer shall bear and timely pay (and shall indemnify the Seller Indemnified Parties against) any Liability for all sales, documentary, stamp, transfer and similar Taxes (including, without limitation, all recording fees and related charges) arising from or attributable or related to the transactions contemplated by this Agreement and the Ancillary Agreements.

                  (c) Sellers and Buyer shall cooperate regarding the filing of any Tax Returns relating to the Business that cover a period which includes the date of the Closing.

                  (d) Sellers, at their option, shall have sole control over any contest or other proceeding (including claims for refund or challenges of tax assessments) which relates to liability for Taxes for periods or portions thereof ending on or prior to the Closing Date.

                  11.2 BREAKUP FEE. The Sellers, jointly and severally, shall pay to the Buyer as a fee (a "Breakup Fee") $1,000,000 if a Breakup Fee Event (as defined below) shall occur at any time; provided that the Sellers shall not be obligated to pay the Breakup Fee if, prior to the occurrence of a Breakup Fee Event, this Agreement has been validly terminated pursuant solely to Section 9.1(a), 9.1(b), 9.1(c) or 9.1(d). This obligation shall survive the termination of this Agreement and shall constitute an administrative expense of the Debtor Sellers' bankruptcy estates in the Chapter 11 cases under Sections 503(b) and 507(a)(i) of the Bankruptcy Code. The Breakup Fee shall be earned upon the occurrence of a Breakup Fee Event. The Sellers shall pay the Breakup Fee to the Buyer on the earliest to occur of (x) the closing of an Alternative Proposal (as defined below), (y) the termination of an Alternative Proposal or (z) the effective date of a plan of reorganization duly confirmed by the Bankruptcy Court. A "Breakup Fee Event" is the occurrence of any of the following:

                  (a) the termination of this Agreement by Salant pursuant to
         Section 9.1(e);

                  (b) the termination of this Agreement by the Buyer pursuant to
         Section 9.1(f); or

                  (c) the refusal of the Bankruptcy Court to confirm the transactions contemplated hereby or the confirmation by the Bankruptcy Court of a sale of the Assets to another party.

                  11.4 INSURANCE DATA. To the extent that, after the Closing, either Buyer or any Seller requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers relating to the Business, Sellers shall promptly supply such information to Buyer and Buyer shall promptly supply such information to Sellers.

                  11.5 FURTHER ASSURANCES. At any time after the Closing, the parties agree to cooperate with one another to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

                  11.6 ACCESS TO BOOKS, RECORDS AND FACILITIES. Each Seller agrees that on and after the Closing it will permit Buyer and its representatives, during normal business hours and upon reasonable advance notice, (i) to have access to and to examine and make copies of all books and records of such Seller (except books and records protected by attorney-client or other privilege which such Seller may be entitled to assert against Buyer in any pending or threatened proceeding, suit or action) which relate solely to the Business to the extent that the events reflected therein relate to transactions or events occurring prior to the Closing or to transactions or events occurring subsequent to the Closing which arise out of transactions or events occurring prior to the Closing, and (ii) to have access to and to examine and make copies of all documents listed in the Schedules attached hereto and all files, records and papers of any and all proceedings and matters listed in the Schedules attached hereto. All books and records of any Seller relating to the Business will be preserved by such Seller in accordance with such Sellers' records retention policy. Buyer agrees that, after the Closing, it will permit, and will cause its subsidiaries to permit, Sellers and their representatives full access during normal business hours and upon reasonable advance notice to all of their respective properties, plants and facilities used in connection with the Business, and to have access to the books and records (except records protected by attorney-client or other privilege which Buyer or its affiliates may be entitled to against Sellers in any pending or threatened proceeding, action or suit) of the Business, to the
extent that any of the foregoing relates to periods prior to the Closing, and is reasonably necessary in connection with any then pending or threatened litigation, claim, liability, or judicial or administrative matters in which Sellers are involved and which involves or arises out of the ownership or operation of the Business by Sellers.

                  11.7 AUDITED FINANCIAL STATEMENTS. Within 60 days following the Closing Date, Salant shall deliver to Buyer, at Salant's cost, audited consolidated financial statements relating to the Assets and the Business for such periods as required by Regulations S-X promulgated by the Securities and Exchange Commission (the "Audited Financial Statements"). The Audited Financial Statements shall (a) be prepared by a firm of independent accountants selected by Salant, (b) be in conformity with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) comply with the requirements of Regulation S-X. The obligation of Salant to provide the Audited Financial Statements to Buyer shall only be applicable if Buyer's independent accountants determine that the Audited Financial Statements are required pursuant to Regulation S-X and the other rules promulgated by the Securities and Exchange Commission.

                                   SECTION 12.

                           PUBLICITY, CONFIDENTIALITY

                  12.1 PUBLICITY. The Parties agree that no publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement or the transactions contemplated hereby shall be issued without the advance written approval of the form and content of the same by the Parties; provided, however, that no such consent shall be required when such disclosure is required by applicable law.

                  12.2 CONFIDENTIALITY. Buyer confirms that it is bound by the terms of the confidentiality agreement, dated March 31, 1998 (the "Confidentiality Agreement"), between Buyer and Salant and that it will keep and treat the evaluation material and all other items of confidential information provided by Sellers to Buyer hereunder in accordance with the terms of that confidentiality agreement.

                                   SECTION 13.

                                     NOTICES

                  13.1 NOTICES. Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent by (i) registered or certified mail return receipt requested, (ii) telecopy or other electronic transmission service (to the extent receipt is confirmed) or
(iii) by overnight courier, in each case to the parties at their respective addresses and telecopy numbers set forth below, or to such other address of which any party may notify the other party in writing.

         If to Sellers, to

                  Salant Corporation
                  1114 Avenue of the Americas
                  New York, New York 10036

                  Attention:        Todd Kahn, Esq.
                                    Executive Vice President and
                                    General Counsel
                  Telephone:        (212) 221-5379
                  Fax:              (212) 354-3614

                  with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10004
                  Attention:        Lawrence A. First, Esq.
                  Telephone:        (212) 859-8000
                  Fax:              (212) 859-4000

         If to Buyer, to

                  Supreme International, Inc.
                  3000 N.W. 107th Avenue
                  Miami, Florida  33172
                  Attention:        George Feldenkreis
                                    Chairman and CEO

                  with a copy to:

                  Broad and Cassel
                  201 South Bicayne Blvd.
                  Miami, Florida  33131
                  Attention:        Dale S. Bergman, Esq.


                                   SECTION 14.

                              BANKRUPTCY PROCEDURES

                  14.1 SOLICITATION OF PROPOSALS. (a) Buyer and the Sellers acknowledge that under the Bankruptcy Code the sale of assets including the assumption and assignment of executory contracts and unexpired leases are subject to Bankruptcy Court approval. Buyer and Sellers acknowledge that to obtain such approval the Debtor-Seller must demonstrate that it has taken reasonable steps to obtain the highest and best price possible for the Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Assets to responsible bidders, subject to appropriate confidentiality agreements, entertaining higher and better offers from responsible bidders and, if necessary, conducting an auction.

                  (b) To facilitate the foregoing, the Debtor-Seller shall, promptly following the Petition Date, seek the entry of an order (the "Overbid Procedures Order") containing the overbid procedures and protections contained in the form of Overbid Procedures Order attached hereto as Exhibit 15.1 or as otherwise reasonably satisfactory to the Buyer.

                  (c) Unless this Agreement has been terminated in accordance with its terms, or if the Board of Directors of any Seller determines in good faith that it is necessary to do so to comply with its fiduciary duties under applicable corporate law or the Bankruptcy Code, the Sellers will not, directly or indirectly through any officer, director, employee, representative, affiliate, adviser or agent, or otherwise, (i) solicit, initiate or encourage or take any other action to facilitate, any inquiry or the making of any proposal that constitutes, or could be expected to lead to, an Overbid; provided that (x) the Debtor-Seller shall give the notice of the transactions contemplated by this Agreement to such persons and in such manner as the Bankruptcy Court shall direct and (y) following the commencement of the Chapter 11 Case, such Seller may, in response to an unsolicited request from a BONA FIDE prospective purchaser (A) provide public and non-public information concerning the Assets, so long as such prospective purchaser shall have executed a confidentiality agreement no less favorable to Sellers than that executed by Buyer's affiliate, and (B) participate in negotiations or discussions concerning such prospective purchaser's Overbid.

                  14.2 BANKRUPTCY COURT ACTIONS. (a) The Debtor-Seller shall file with the Bankruptcy Court on the date of the commencement of the Chapter 11 Case a motion, together with appropriate supporting papers and notices, seeking the entry of the Overbid Procedures Order, in form and substance satisfactory to Buyer, approving the terms of Section 14 and Sections 11.2 hereof. The Debtor-Seller shall use its best efforts to obtain entry of the Overbid Procedures Order at the first hearing conducted by the Bankruptcy Court in the Chapter 11 Case, subject to the Bankruptcy Court's calendar. Each of the Debtor-Seller and the Buyer acknowledge that the form of Overbid Procedures Order attached as Exhibit 14.1 hereto is in form and substance satisfactory to such party.

                  (b) The Debtor-Seller shall file with the Bankruptcy Court on the date of commencement of the Chapter 11 Case a motion, together with appropriate supporting papers and notices, seeking the entry of an order, pursuant to Bankruptcy Code sections 105, 363 and 365, authorizing and approving, INTER ALIA, the sale and assignment of the Assets on the terms and conditions set forth herein, free and clear of all Encumbrances, to Buyer, and the assumption by the Sellers and the assignment to and assumption by Buyer of the contracts set forth on Section 3.1(a), and containing a finding that Buyer has acted in "good faith" within the meaning of section 363(m) of the Bankruptcy Code (the "Approval Order"), all in form and substance satisfactory to the Debtor-Seller and the Buyer. The Debtor-Seller shall use its best efforts to obtain entry of the Approval Order at the first hearing conducted by the Bankruptcy Court in the Chapter 11 Case, subject to the Bankruptcy Court's calendar. Each of the Debtor-Seller and the Buyer acknowledges that the form of Approval Order attached as Exhibit 14.2 hereto is in form and substance satisfactory to such party.

                  (c) The Sellers shall provide Buyer with copies of all motions, applications and supporting papers and notices prepared by the Sellers (including forms of orders and notices to interested parties) relating in any way to Buyer, this Agreement or the transactions contemplated hereby prior to the filing thereof in the Chapter 11 Case.

                                   SECTION 15.

                                  MISCELLANEOUS

                  15.1 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, all the Parties and their respective successors, legal representatives and assigns permitted in accordance with this
Section 15.1. Nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment without the required consents shall be void.

                  15.2 EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto and the documents and agreements referred to herein to be delivered and the acts to be performed at or subsequent to the Closing (collectively, the "Items") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein.

                  15.3 SPECIFIC PERFORMANCE. Each of Sellers and Buyer acknowledges that the other will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, the performing party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

                  15.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

                  15.5 HEADINGS; INTERPRETATION. (a) The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

                  (b) Except to the extent that the context otherwise requires "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

                  15.6 WAIVER. The failure of any Party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such Party at a later time to enforce the same. No waiver by any Party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any term, covenant, representation or warranty contained in this Agreement. Any agreement on the part of a Party hereto to a waiver shall be valid only if set forth in an instrument in writing signed by such Party.

                  15.7 SEVERABILITY. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the Parties' original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

                  15.8 GOVERNING LAW; FORUM; APPOINTMENT OF AGENT. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit (i) if prior to the commencement of the Chapter 11 Case, to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, and (ii) if on or after the commencement of the Chapter 11 Case, to the exclusive jurisdiction of the Bankruptcy Court for any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement and the Ancillary Agreements (an "Action") in any court or before any governmental authority; it being understood that, notwithstanding the jurisdiction of the Bankruptcy Court, matters that have been reserved for arbitration under Section 2.2(d) shall not be submitted to the Bankruptcy Court for arbitration. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 15.8, that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Action in any such court is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.

                  15.9 BROKERS. Each of the Parties represents and warrants to the other that, except for Sellers' retention of Conway Del Genio Gries & Co., LLC, the fees and expenses of which shall be paid by Sellers, no broker or finder has acted on its behalf in connection with the transactions contemplated by this Agreement. Each of the Parties agrees to indemnify, defend and hold the other party harmless against any claim or demand for any commission, compensation or other payment by any other broker, finder or similar agent claiming to have been or that was in fact employed by or on behalf of it.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                      SALANT CORPORATION

                                      By: /S/ TODD KAHN
                                          ------------------------------
                                           Name:  Todd Kahn
                                           Title:  EVP & General Counsel



                                      SUPREME INTERNATIONAL CORPORATION


                                      By: /S/ GEORGE FELDENKREIS
                                          -------------------------------
                                           Name:  George Feldenkreis
                                           Title:  Chairman

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                                TABLE OF CONTENTS


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SECTION 1.  PURCHASE AND SALE OF ASSETS...........................................................................1
                  1.1      ASSETS TO BE TRANSFERRED...............................................................1
                  1.2      EXCLUDED ASSETS........................................................................2
                  1.3      OTHER TRANSACTIONS.....................................................................2
                  1.4      ASSIGNMENT OF ASSETS...................................................................2
                  1.5      OBTAINING PERMITS AND LICENSES.........................................................3

SECTION 2.  CONSIDERATION.........................................................................................3
                  2.1      PURCHASE PRICE.........................................................................3
                  2.2      INVENTORY..............................................................................4
                  2.3      ALLOCATION OF PURCHASE PRICE...........................................................6
                  2.4      GRANT OF LICENSE.......................................................................7

SECTION 3.  LIABILITIES, OBLIGATIONS AND INDEMNITIES..............................................................7
                  3.1      LIABILITIES AND INDEMNITY..............................................................7
                  3.2      INDEMNIFICATION PROCEDURE..............................................................9
                  3.3      OTHER INDEMNIFICATION PROVISIONS......................................................10

SECTION 4. EMPLOYEES AND EMPLOYEE BENEFITS.......................................................................10
                  4.1      EMPLOYMENT............................................................................10
                  4.2      WELFARE PLANS.........................................................................11
                  4.3      SERVICE CREDIT........................................................................11

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLERS............................................................11
                  5.1      ORGANIZATION AND CORPORATE POWER......................................................11
                  5.2      DUE AUTHORIZATION; NO BREACH..........................................................12
                  5.3      REAL PROPERTY.........................................................................12
                  5.4      PERSONAL PROPERTY.....................................................................13
                  5.5      TITLE AND CONDITION OF ASSETS; ENTIRE BUSINESS........................................13
                  5.6      CONSENTS..............................................................................14
                  5.7      COMPLIANCE WITH LAWS..................................................................14
                  5.8      PERMITS AND LICENSES..................................................................14
                  5.9      ENVIRONMENTAL MATTERS.................................................................14
                  5.10     LABOR MATTERS.........................................................................16
                  5.11     LITIGATION............................................................................16
                  5.12     INTELLECTUAL PROPERTY.................................................................16
                  5.13     CONTRACTS.............................................................................17
                  5.14     TAX MATTERS...........................................................................17
                  5.15     SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................................18

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................18
                  6.1      ORGANIZATION AND POWER................................................................18
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
                  6.2      DUE AUTHORIZATION; NO BREACH..........................................................18
                  6.3      CONSENTS..............................................................................19
                  6.4      AVAILABILITY OF FUNDS.................................................................19
                  6.5      SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................................19

SECTION 7.  COVENANTS............................................................................................19
                  7.1      CONDUCT OF THE BUSINESS...............................................................19
                  7.2      ACCESS TO INFORMATION.................................................................20
                  7.3      REASONABLE BEST EFFORTS...............................................................20
                  7.4      ALTERNATIVE PROPOSALS.................................................................20
                  7.5      ACCESS TO FACILITIES..................................................................21
                  7.6      ANDALUSIA ASSETS......................................................................21
                  7.7      ACCOUNTS RECEIVABLE...................................................................21
                  7.8      Buyer's Knowledge of Business; Sellers' Representations Modified by Buyer's
                           Knowledge.............................................................................21

SECTION 8.  CONDITIONS OF CLOSING................................................................................22
                  8.1      MUTUAL CONDITIONS.....................................................................22
                  8.2      ADDITIONAL CONDITIONS OF SELLERS......................................................22
                  8.3      BUYER'S CONDITIONS....................................................................23
                  8.4      SATISFACTION OF CONDITIONS............................................................24

SECTION 9. TERMINATION; SURVIVAL.................................................................................24
                  9.1      TERMINATION BY BUYER OR SELLERS.......................................................24
                  9.2      SURVIVAL..............................................................................25

SECTION 10.  CLOSING.............................................................................................25
                  10.1     CLOSING...............................................................................25
                  10.2     SELLERS' OBLIGATIONS AND CLOSING DELIVERIES...........................................25
                  10.3     BUYER'S OBLIGATIONS AND CLOSING DELIVERIES............................................26

SECTION 11.  EXPENSES AND POST CLOSING OBLIGATIONS...............................................................26
                  11.1     TAXES AND OTHER CHARGES...............................................................26
                  11.2     BREAKUP FEE...........................................................................26
                  11.4     INSURANCE DATA........................................................................27
                  11.5     FURTHER ASSURANCES....................................................................27
                  11.6     ACCESS TO BOOKS, RECORDS AND FACILITIES...............................................27
                  11.7     AUDITED FINANCIAL STATEMENTS..........................................................28

SECTION 12.  PUBLICITY, CONFIDENTIALITY..........................................................................28
                  12.1     PUBLICITY.............................................................................28
                  12.2     CONFIDENTIALITY.......................................................................28

SECTION 13.  NOTICES.............................................................................................28
                  13.1     NOTICES...............................................................................28

SECTION 14.  BANKRUPTCY PROCEDURES...............................................................................29
                  14.1     SOLICITATION OF PROPOSALS.............................................................29
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
                  14.2     BANKRUPTCY COURT ACTIONS..............................................................30

SECTION 15.  MISCELLANEOUS.......................................................................................31
                  15.1     BINDING EFFECT; ASSIGNMENT............................................................31
                  15.2     EXHIBITS AND SCHEDULES................................................................31
                  15.3     SPECIFIC PERFORMANCE..................................................................31
                  15.4     COUNTERPARTS..........................................................................31
                  15.5     HEADINGS; INTERPRETATION..............................................................31
                  15.6     WAIVER................................................................................31
                  15.7     SEVERABILITY..........................................................................31
                  15.8     GOVERNING LAW; FORUM; APPOINTMENT OF AGENT............................................32
                  15.9     BROKERS...............................................................................32
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